EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Media Contact:	Cheryl Lipp
(513) 979-5797
cheryl.lipp@bankatfirst.com

Analyst Contact:	J. Franklin Hall
(513) 979-5770
frank.hall@bankatfirst.com
First Financial Bancorp Reports First Quarter 2008 Financial Results
•	First quarter 2008 net earnings of $0.20 per diluted share

•	Continued strong growth in average commercial, commercial real estate, and construction loans of 16.1 percent from first quarter 2007

•	Allowance for loan and lease losses increased to 1.14 percent from 1.12 percent, with stable nonperforming assets

•	Tangible equity ratio grows to 7.55 percent

•	First quarter 2008 return on average assets of 0.89 percent and return on average shareholders’ equity of 10.63 percent
Cincinnati, Ohio — April 29, 2008 — First Financial Bancorp (Nasdaq: FFBC) president and chief executive officer, Claude E. Davis, today announced first quarter 2008 net income of $7.3 million or 20 cents in diluted earnings per share, compared to $8.4 million or 22 cents in diluted earnings per share for the first quarter 2007. Net income was $10.7 million or 29 cents in diluted earnings per share in the fourth quarter 2007.
Davis said, “This is a unique and challenging time for the financial services industry, and it is likely to remain so for the foreseeable future. We continue to manage the company from a strong balance sheet and capital position, growing loans in a prudent fashion and proactively managing credit quality.”
Return on average assets for the first quarter 2008 was 0.89 percent compared to 1.04 percent for the first quarter 2007 and 1.27 percent for the fourth quarter 2007. Return on average shareholders’ equity was 10.63 percent for the first quarter 2008 compared to 11.94 percent for the same period in 2007 and 15.37 percent for the fourth quarter 2007.
Unless otherwise noted, all amounts discussed in the earnings release are pre-tax except net income and per-share data which are presented after-tax. Percentage changes are not annualized unless specifically noted.

NET INTEREST INCOME
First Quarter 2008 vs. First Quarter 2007
Net interest income in the first quarter 2008 was $28.2 million compared to $30.4 million in the first quarter 2007, a decrease of $2.2 million or 7.1 percent. First quarter 2008 net interest margin of 3.78 percent decreased 34 basis points from 4.12 percent for the first quarter 2007. The decline in net interest income and margin is primarily a result of actions by the Federal Reserve to address the weakening economy, including the consumer mortgage crisis, by lowering the federal funds rate by 300 basis points over the past seven months, and the resulting impact on our asset sensitive balance sheet. Earning asset growth, specifically growth in the commercial, commercial real estate, and construction loan portfolios, partially offset the effects of the decline in market interest rates.
Approximately 10 basis points of the first quarter 2007 net interest margin is due to the impact of an accrual of income to convert certain consumer loans from a cycle-date basis of income recognition to a calendar-month basis. The first quarter 2007 adjusted net interest margin, excluding the impact of this accrual, was 4.02 percent.
On a tax equivalent basis, the first quarter 2008 net interest margin of 3.85 percent decreased 35 basis points from 4.20 percent for the first quarter 2007. Excluding the impact of the previously mentioned accrual, first quarter 2007 net interest margin on a tax equivalent basis was 4.10 percent.
First Quarter 2008 vs. Fourth Quarter 2007
Net interest income on a linked-quarter (first quarter 2008 compared to fourth quarter 2007) basis decreased from $29.1 million in the fourth quarter 2007 to $28.2 million in the first quarter 2008, a $0.9 million or 11.4 percent annualized decrease. The decrease in net interest income is primarily due to a decline in market interest rates, including a 200 basis point reduction in the federal funds rate during the first quarter 2008, partially offset by stronger fee income and the continued mix shift in total earning assets. Linked-quarter net interest margin remained relatively flat, decreasing 1 basis point from 3.79 percent to 3.78 percent. On a tax-equivalent basis, the first quarter 2008 net interest margin was 3.85 percent as compared to 3.86 percent for the fourth quarter 2007.
For further details on the quarter-over-quarter and full year changes in the net interest margin, please see the attached Net Interest Margin Rate / Volume Analysis.
● Page 2

NONINTEREST INCOME
First Quarter 2008 vs. First Quarter 2007
First quarter 2008 noninterest income of $14.9 million remained relatively flat compared to the first quarter 2007. Noninterest income in the first quarter 2008 included a $1.6 million gain associated with the partial redemption of Visa Inc. common shares comprised of a $1.1 million gain on the share redemption and the reversal of the $0.5 million litigation reserve established in the fourth quarter 2007. The first quarter 2007 included a $1.1 million gain on the sale of the servicing rights for First Financial’s residential real estate loans serviced for others. Excluding these items, first quarter 2008 noninterest income decreased $0.4 million or 2.9 percent from the first quarter 2007 primarily due to lower earnings from bank-owned life insurance offset by higher trust and wealth management fees.
First Quarter 2008 vs. Fourth Quarter 2007
On a linked-quarter basis, total noninterest income decreased $5.4 million or 26.6 percent. First quarter 2008 noninterest income included the previously mentioned $1.6 million effect of the Visa Inc. redemption and the fourth quarter 2007 included a $5.5 million gain on the sale of First Financial’s merchant payment processing portfolio. Excluding these items, first quarter 2008 noninterest income decreased $1.5 million or 10.0 percent from the fourth quarter 2007 primarily due to a seasonal decline in service charges on deposit accounts and lower market-value driven trust and wealth management fees, offset by higher bankcard income.
NONINTEREST EXPENSE
First Quarter 2008 vs. First Quarter 2007
Total noninterest expense decreased $2.2 million or 7.0 percent during the first quarter 2008 as compared to the first quarter 2007 primarily due to the following:
•	decreases in salaries and employee benefits of $1.9 million primarily due to a $0.9 million reduction in severance costs, $0.5 million reduction in salaries and incentive-based compensation as a result of an overall reduction in staffing levels, and $0.2 million reduction in pension and other retirement-related expenses

•	decreases in marketing related costs of $0.4 million primarily due to the costs associated with the branding initiative in 2007
First Quarter 2008 vs. Fourth Quarter 2007
On a linked-quarter basis, noninterest expense decreased $2.4 million or 7.5 percent from the fourth quarter 2007. This decrease in noninterest expense was primarily due to the $2.2 million pension settlement charge which occurred in the fourth quarter 2007. The prior period pension settlement charge was an acceleration of costs that were previously deferred under pension accounting rules and would have been recognized in future periods.
● Page 3

INCOME TAXES
Income tax expense was $3.5 million and $4.1 million for the first quarters 2008 and 2007, respectively. The effective taxes rates for the first quarters 2008 and 2007 were 32.6 percent and 33.0 percent, respectively.
LOANS
First Quarter 2008 vs. First Quarter 2007
Loan growth continues to be driven by First Financial’s efforts to deepen its market presence, primarily in its metropolitan markets, resulting in the mix shift from lower yielding consumer lending to higher yielding commercial loans. Average total loans during the first quarter 2008 increased $109.9 million or 4.4 percent from the comparable period a year ago. Average commercial, commercial real estate, and construction loans increased $228.7 million or 16.1 percent from the first quarter 2007.
During late 2005 and early 2006, management made a number of strategic decisions to realign its balance sheet and change its lending focus. These decisions included exiting indirect installment lending and no longer holding its residential real estate loan originations on the balance sheet. This has resulted in the cumulative reduction in indirect installment and residential real estate loan balances of $206 million and $194 million, respectively, since that time.
First Quarter 2008 vs. Fourth Quarter 2007
Average total loans for the first quarter 2008 remained relatively flat, increasing $8.1 million or 1.2 percent on an annualized basis from the fourth quarter 2007; however, average commercial, commercial real estate, and construction loans increased $28.6 million or 7.0 percent on an annualized basis from the fourth quarter 2007.
CREDIT QUALITY
While most market indicators point to a continued decline in the performance of certain real estate and consumer-based lending products as a result of the broad economic downturn, First Financial’s overall credit quality remains stable. First Financial’s total loan portfolio has, and continues to shift away from most consumer-based lending. As such, the expected effects on First Financial from such economic conditions, relative to the industry, should be less severe. Additionally, the mix of the total loan portfolio has shifted not only in product type, but in the risk profile of the borrowers due to the improvements in both underwriting and in the resolution strategies used for problem credits. However, there always remains the possibility of an unexpected event which could result in higher credit costs.
● Page 4

Total nonperforming assets have remained relatively consistent over the past four quarters, fluctuating less than 5 percent since the second quarter 2007. At the end of the first quarter 2008, total nonperforming assets were $17.6 million, an increase of $0.3 million from the end of the fourth quarter 2007. Compared to the end of the fourth quarter 2007, the ratio of nonperforming loans to total loans increased 2 basis points to 58 basis points at the end of the first quarter 2008, and the ratio of nonperforming assets to period-end loans, plus other real estate owned, remained consistent at 67 basis points at the end of the first quarter 2008.
First Financial’s March 31, 2008, allowance for loan and lease losses to period-end loans ratio was 1.14 percent as compared to the March 31, 2007, and December 31, 2007, ratios of 1.10 percent and 1.12 percent, respectively. The increase in the allowance for loan and lease losses to period-end loans ratio is based on our estimate of potential losses inherent in the loan portfolio in today’s economic environment, primarily driven by changes in consumer-based credit. First Financial’s allowance for loan and lease losses to nonaccrual and nonperforming loan ratios have been stable since the second quarter 2007, and at March 31, 2008, were 202.29 percent and 194.83 percent, respectively. A large percentage of nonperforming assets are secured by real estate, and this collateral has been appropriately considered in establishing the allowance for loan and lease losses.
At March 31, 2008, the commercial real estate and real estate construction loan portfolio totaled $899.1 million, or 34.4 percent of total loans, including $130.2 million or 5.0 percent of total loans for commercial real estate construction, and $42.5 million or 1.6 percent of total loans, for residential construction, land acquisition, and development. First Financial believes its internal lending policies and extensive underwriting standards are key to limiting credit exposure from both the residential construction and land acquisition and development segments in any particular project.
First Financial continually evaluates the commercial real estate and real estate construction portfolio for geographic and borrower concentrations, as well as loan-to-value coverage, and believes its credit underwriting processes are producing a prudent and acceptable level of credit exposure.
Since the first quarter 2007, First Financial has experienced nearly 10 percent growth in its home equity loan portfolio average balances. First Financial believes its underwriting criteria coupled with the monitoring of a number of metrics including credit scores, loan-to-value ratios, line size, and usage, provides adequate oversight for the growth. First Financial maintains a strong pricing discipline for its home equity loan product and does not sacrifice loan quality for growth.
● Page 5

In the second quarter 2005, First Financial made the strategic decision to discontinue the origination of residential real estate loans for retention on its balance sheet. As a result, the residential real estate portfolio has declined $194 million, excluding the impact of the loan sales, since that time. In the first quarter 2007, First Financial sold the servicing of its remaining residential real estate portfolio and established an agreement to sell substantially all of its future originations to a strategic partner. Prior to this decision, First Financial was not a sub-prime lender, and the company does not originate sub-prime residential real estate loans in the current originate-and-sell model.
It is management’s belief that the $29.7 million allowance for loan and lease losses at March 31, 2008, is adequate to absorb probable credit losses inherent in the portfolio.
First Quarter 2008 vs. First Quarter 2007
First quarter 2008 net charge-offs were $2.6 million, an annualized 40 basis points of average loans, compared to first quarter 2007 net charge-offs of $1.3 million, an annualized 22 basis points of average loans. Approximately $0.5 million or 8 basis points of the increase is due to the impact of four large home equity loan charge-offs. From an industry perspective, home equity lending may continue to experience stress, as borrowers come under continued pressure in the current economic environment. First Financial’s overall credit quality metrics for its home equity loan portfolio continue to remain stable, as over the past eight quarters both the home equity net charge-off ratio and ratio of nonaccrual home equity loans to total home equity loans have consistently been below 50 basis points, when the previously mentioned first quarter 2008 home equity loan charge-offs are excluded. First Financial continues to actively monitor its home equity loan portfolio but may experience similar volatility in upcoming quarters.
Total nonperforming assets at the end of the first quarter 2008 were $17.6 million, an increase of $3.6 million from the end of the first quarter 2007 primarily due to a higher level of nonaccrual residential real estate loans. As a result, the ratio of nonperforming loans to total loans increased from 45 basis points at the end of the first quarter 2007 to 58 basis points at the end of the first quarter 2008. This 13 basis point increase in the ratio of nonperforming loans to total loans, combined with the recent developments in the overall consumer credit environment, have been the primary drivers for the increase in the allowance for loan and lease losses to total loans ratio from 1.10 percent to 1.14 percent. The ratio of nonperforming assets to period-end loans, plus other real estate owned, increased from 56 basis points at the end of the first quarter 2007 to 67 basis points at the end of the first quarter 2008.
● Page 6

First Quarter 2008 vs. Fourth Quarter 2007
First quarter 2008 net charge-offs were $2.6 million, an annualized 40 basis points of average loans or 32 basis points of average loans excluding the previously mentioned large home equity loan charge-offs, compared to fourth quarter 2007 net charge-offs of $1.7 million, an annualized 26 basis points of average loans.
Total nonperforming assets at the end of the first quarter 2008 were $17.6 million, an increase of $0.3 million from the end of the fourth quarter 2007. The ratio of nonperforming loans to total loans increased from 56 basis points at the end of the fourth quarter 2007 to 58 basis points at the end of the first quarter 2008, and the ratio of nonperforming assets to period-end loans, plus other real estate owned, remained consistent at 67 basis points at the end of the first quarter 2008 as compared to the end of the fourth quarter 2007.
For further details on the quarter-over-quarter changes in credit quality, please see the attached Credit Quality schedule.
INVESTMENTS
Securities available-for-sale were $345.1 million at March 31, 2008, compared to $325.8 million at March 31, 2007, and $306.9 million at December 31, 2007. The combined investment portfolio was 11.7 percent and 11.0 percent of total assets at March 31, 2008, and 2007, respectively, and 10.3 percent of total assets at December 31, 2007. The investment portfolio, as a percentage of total assets, remains low relative to our peers; however, First Financial is reviewing various portfolio strategies and expects to increase this percentage as opportunities present themselves. Among other factors, portfolio selection criteria avoid securities backed by sub-prime assets and also those containing assets that would give rise to material geographic concentrations. At March 31, 2008, First Financial held approximately 58 percent of its available-for-sale securities in mortgage related instruments, substantially all of which are held in highly rated agency pass-through residential mortgage instruments.
DEPOSITS
Total deposit balances, both average and period-end, were up slightly on a year-over-year basis and declined on a linked-quarter basis. The seasonal fluctuation from a large commercial noninterest-bearing account was the primary reason for the linked-quarter decline. Transaction account balances, both average and period-end, have grown over these comparative periods but this growth has been offset by the runoff of time and wholesale deposits as a result of our decision to maintain rational deposit pricing in a very competitive landscape. The consumer’s preference for higher-yielding money market accounts and time deposits, rather than more traditional transaction accounts, continues to result in shifts in deposit mix and behavior-based margin compression.
● Page 7

First Quarter 2008 vs. First Quarter 2007
Average deposits for the first quarter 2008 increased $23.7 million or 0.8 percent from the comparable period a year ago. Average total interest-bearing deposits for the first quarter 2008 increased $46.1 million or 1.9 percent, and average noninterest-bearing deposits decreased $22.5 million or 5.6 percent, both from the first quarter 2007. Average transaction account balances increased approximately $41 million or 3.4 percent from the first quarter 2007.
First Quarter 2008 vs. Fourth Quarter 2007
Average deposits for the first quarter 2008 decreased $28.5 million or 4.0 percent on an annualized basis from the fourth quarter 2007. Average total interest-bearing deposits decreased $8.4 million or 1.4 percent, and average noninterest-bearing deposits decreased $20.1 million or 20.1 percent, both on an annualized basis from the fourth quarter 2007. Average transaction account balances increased approximately $22 million or 7.3 percent, offset by the runoff of time and wholesale account balances of approximately $31 million or 9.9 percent, both on an annualized basis from the fourth quarter 2007. Period-end noninterest-bearing deposits decreased $60.7 million from the fourth quarter 2007 primarily due to the seasonal deposit activity of large commercial clients.
CAPITAL
Regulatory capital ratios at March 31, 2008, included the leverage ratio of 8.32 percent, Tier 1 ratio of 10.20 percent, and total capital ratio of 11.31 percent. All regulatory capital ratios significantly exceeded the amounts necessary to be classified as “well capitalized” and total regulatory capital exceeded the “minimum” requirement by approximately $89 million. The tangible capital ratio increased to 7.55 percent at March 31, 2008, from 7.41 percent at December 31, 2007. The adoption of two new accounting standards effective January 1, 2008, had a combined negative impact of 12 basis points on the total capital ratio.
2008 Outlook
Based upon the overall economic outlook for the remainder of 2008, including but not limited to such factors as inflation, unemployment, growth, and forward market interest rates, management’s 2008 outlook remains largely unchanged. We continue to anticipate low single digit growth in total loans, while total deposits are expected to experience a low single digit decline in balances with transaction deposits growing at a low single digit rate and time deposits declining at a similar pace. In addition to loan growth, earning assets are expected to increase by approximately $100 million to $150 million due to increased investment security purchases, supported by an increase in borrowings. The result of this strategy will be an increase in net interest income with a negative effect to our net interest margin. Total net interest income is expected to stabilize and grow for the remainder of 2008 and our full-year margin expectation is between 3.67 and 3.75 percent. Net charge-off levels are expected to remain between 30 and 40 basis points of average loans. Management does expect modest noninterest income growth and little to no growth in
● Page 8

noninterest expense. A material change in economic conditions would have an impact on our expected 2008 performance. Please refer to the forward looking statement found at the end of this release.
EARNINGS CONFERENCE CALL AND WEBCAST
On April 30, 2008, First Financial will host an earnings conference call that will be webcast live at 9:00 a.m. EDT. The presenters will be Claude E. Davis, president and chief executive officer, and J. Franklin Hall, executive vice president and chief financial officer. Anyone may participate in the conference call by calling 1-800-860-2442 (no passcode needed) or by logging on to the company’s website (www.bankatfirst.com) for a live audio webcast of the call. Click on the Investor Relations link and then on Webcast. Listeners should allow an extra five minutes to be connected to the call or webcast. The event will be archived on the company’s website for one year. Questions regarding this information should be directed to the Media Contact, Cheryl Lipp, or the Analyst Contact, J. Franklin Hall.
This release should be read in conjunction with the consolidated financial statements, notes, and tables attached and in the First Financial Bancorp Annual Report on Form 10-K for the year ended December 31, 2007. Management’s analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risk and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, management’s ability to effectively execute its business plan; the risk that the strength of the United States economy in general and the strength of the local economies in which First Financial conducts operations may be different from expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on First Financial’s loan portfolio and allowance for loan and lease losses; the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates. For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2007 Form 10-K and other public documents filed with the SEC. These documents are available on the investor relations section of First Financial’s website at www.bankatfirst.com and on the SEC’s website at www.sec.gov.
● Page 9

FIRST FINANCIAL BANCORP.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share)
(Unaudited)

	Three months ended,
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2008	2007	2007	2007	2007
RESULTS OF OPERATIONS
Net interest income	$28,249	$29,079	$29,417	$29,601	$30,403
Net income	$7,338	$10,701	$8,373	$8,172	$8,435
Net earnings per common share — basic	$0.20	$0.29	$0.22	$0.21	$0.22
Net earnings per common share — diluted	$0.20	$0.29	$0.22	$0.21	$0.22
Dividends declared per common share	$0.17	$0.17	$0.16	$0.16	$0.16

KEY FINANCIAL RATIOS
Return on average assets	0.89%	1.27%	1.00%	1.00%	1.04%
Return on average shareholders’ equity	10.63%	15.37%	12.03%	11.61%	11.94%
Return on average tangible shareholders’ equity	11.87%	17.17%	13.44%	12.95%	13.31%

Net interest margin	3.78%	3.79%	3.88%	3.97%	4.12%
Net interest margin (fully tax equivalent) (1)	3.85%	3.86%	3.95%	4.05%	4.20%

Average shareholders’ equity to average assets	8.39%	8.27%	8.34%	8.58%	8.68%
Tier 1 Ratio (2)	10.20%	10.29%	10.18%	11.13%	11.57%
Total Capital Ratio (2)	11.31%	11.38%	11.27%	12.18%	12.64%
Leverage Ratio (2)	8.32%	8.26%	8.21%	9.04%	9.08%

AVERAGE BALANCE SHEET ITEMS
Loans (3)	$2,596,483	$2,588,985	$2,576,308	$2,530,638	$2,490,252
Investment securities	343,553	350,346	349,686	364,050	367,407
Other earning assets	65,799	106,922	81,669	93,986	134,635

Total earning assets	$3,005,835	$3,046,253	$3,007,663	$2,988,674	$2,992,294
Total assets	$3,298,663	$3,338,828	$3,309,800	$3,291,756	$3,299,346
Noninterest-bearing deposits	$379,240	$399,304	$385,653	$405,179	$401,698
Interest-bearing deposits	2,453,028	2,461,464	2,450,830	2,403,919	2,406,913

Total deposits	$2,832,268	$2,860,768	$2,836,483	$2,809,098	$2,808,611
Borrowings	$157,899	$177,876	$176,528	$177,472	$181,613
Shareholders’ equity	$276,815	$276,269	$276,183	$282,354	$286,453

CREDIT QUALITY RATIOS
Allowance to ending loans	1.14%	1.12%	1.12%	1.10%	1.10%
Allowance to nonaccrual loans	202.29%	205.89%	221.70%	194.92%	254.59%
Allowance to nonperforming loans	194.83%	197.94%	212.42%	187.35%	241.41%
Nonperforming loans to total loans	0.58%	0.56%	0.53%	0.59%	0.45%
Nonperforming assets to ending loans, plus OREO	0.67%	0.67%	0.65%	0.67%	0.56%
Nonperforming assets to total assets	0.53%	0.51%	0.51%	0.52%	0.42%
Net charge-offs to average loans (annualized)	0.40%	0.26%	0.23%	0.23%	0.22%
(1) The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis. Therefore, management believes, these measures provide useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.
(2) March 31, 2008 regulatory capital ratios are preliminary.
(3) Includes loans held for sale.

FIRST FINANCIAL BANCORP.
CONSOLIDATED QUARTERLY STATEMENTS OF INCOME
(Dollars in thousands)
(Unaudited)

	2008	2007
	First	Fourth	Third	Second	First	% Change	% Change
	Quarter	Quarter	Quarter	Quarter	Quarter	Linked Qtr.	Comparable Qtr.
Interest income
Loans, including fees	$42,721	$45,709	$46,606	$45,291	$45,064	(6.5%)	(5.2%)
Investment securities
Taxable	3,521	3,641	3,667	3,762	3,891	(3.3%)	(9.5%)
Tax-exempt	791	859	863	911	909	(7.9%)	(13.0%)

Total investment securities interest	4,312	4,500	4,530	4,673	4,800	(4.2%)	(10.2%)
Federal funds sold	565	1,224	1,048	1,241	1,756	(53.8%)	(67.8%)

Total interest income	47,598	51,433	52,184	51,205	51,620	(7.5%)	(7.8%)

Interest expense
Deposits	17,739	20,238	20,528	19,409	19,009	(12.3%)	(6.7%)
Short-term borrowings	792	1,211	1,041	984	996	(34.6%)	(20.5%)
Long-term borrowings	406	466	532	542	559	(12.9%)	(27.4%)
Subordinated debentures and capital securities	412	439	666	669	653	(6.2%)	(36.9%)

Total interest expense	19,349	22,354	22,767	21,604	21,217	(13.4%)	(8.8%)

Net interest income	28,249	29,079	29,417	29,601	30,403	(2.9%)	(7.1%)
Provision for loan and lease losses	3,223	1,640	2,558	2,098	1,356	96.5%	137.7%

Net interest income after provision for loan and lease losses	25,026	27,439	26,859	27,503	29,047	(8.8%)	(13.8%)

Noninterest income
Service charges on deposit accounts	4,607	5,330	5,396	5,296	4,744	(13.6%)	(2.9%)
Trust and wealth management fees	4,622	4,989	4,721	4,526	4,160	(7.4%)	11.1%
Bankcard income	1,298	1,165	1,422	1,424	1,240	11.4%	4.7%
Net gains from sales of loans	219	295	203	184	162	(25.8%)	35.2%
Gain on sale of merchant payment processing portfolio	0	5,501	0	0	0	N/M	N/M
Gain on sale of mortgage servicing rights	0	0	0	0	1,061	N/M	N/M
Gains on sales of investment securities	1,585	0	367	0	0	N/M	N/M
Other	2,544	2,982	2,341	2,702	3,377	(14.7%)	(24.7%)

Total noninterest income	14,875	20,262	14,450	14,132	14,744	(26.6%)	0.9%

Noninterest expenses
Salaries and employee benefits	17,073	16,508	17,288	17,134	18,961	3.4%	(10.0%)
Pension settlement charges	0	2,222	0	0	0	N/M	N/M
Net occupancy	2,952	2,842	2,728	2,484	2,807	3.9%	5.2%
Furniture and equipment	1,653	1,742	1,684	1,708	1,627	(5.1%)	1.6%
Data processing	793	825	1,010	818	845	(3.9%)	(6.2%)
Marketing	517	523	407	642	869	(1.1%)	(40.5%)
Communication	805	903	664	798	865	(10.9%)	(6.9%)
Professional services	761	1,109	964	1,063	1,006	(31.4%)	(24.4%)
Other	4,466	4,698	3,980	4,793	4,230	(4.9%)	5.6%

Total noninterest expenses	29,020	31,372	28,725	29,440	31,210	(7.5%)	(7.0%)

Income before income taxes	10,881	16,329	12,584	12,195	12,581	(33.4%)	(13.5%)
Income tax expense	3,543	5,628	4,211	4,023	4,146	(37.0%)	(14.5%)

Net income	$7,338	$10,701	$8,373	$8,172	$8,435	(31.4%)	(13.0%)

ADDITIONAL DATA
Net earnings per common share — basic	$0.20	$0.29	$0.22	$0.21	$0.22
Net earnings per common share — diluted	$0.20	$0.29	$0.22	$0.21	$0.22
Dividends declared per common share	$0.17	$0.17	$0.16	$0.16	$0.16
Book value per common share	$7.41	$7.40	$7.26	$7.18	$7.29

Return on average assets	0.89%	1.27%	1.00%	1.00%	1.04%
Return on average shareholders’ equity	10.63%	15.37%	12.03%	11.61%	11.94%

Interest income	$47,598	$51,433	$52,184	$51,205	$51,620	(7.5%)	(7.8%)
Tax equivalent adjustment	514	561	564	580	576	(8.4%)	(10.8%)

Interest income — tax equivalent	48,112	51,994	52,748	51,785	52,196	(7.5%)	(7.8%)
Interest expense	19,349	22,354	22,767	21,604	21,217	(13.4%)	(8.8%)

Net interest income — tax equivalent	$28,763	$29,640	$29,981	$30,181	$30,979	(3.0%)	(7.2%)

Net interest margin	3.78%	3.79%	3.88%	3.97%	4.12%
Net interest margin (fully tax equivalent) (1)	3.85%	3.86%	3.95%	4.05%	4.20%

Full-time equivalent employees	1,056	1,057	1,078	1,158	1,166
(1) The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a
35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest income on a fully tax equivalent basis.
Therefore, management believes, these measures provided useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.
N/M = Not meaningful.

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands)
(Unaudited)

	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	% Change	% Change
	2008	2007	2007	2007	2007	Linked Qtr.	Comparable Qtr.
ASSETS
Cash and due from banks	$102,246	$106,224	$92,414	$87,808	$87,969	(3.7%)	16.2%
Federal funds sold	2,943	106,990	71,700	55,000	159,200	(97.2%)	(98.2%)
Investment securities trading	3,820	0	0	0	0	N/M	N/M
Investment securities available-for-sale	345,145	306,928	307,908	313,575	325,755	12.5%	6.0%
Investment securities held-to-maturity	5,414	5,639	5,467	5,711	7,769	(4.0%)	(30.3%)
Other investments	34,293	33,969	33,969	33,969	33,969	1.0%	1.0%
Loans held for sale	4,108	1,515	5,763	0	0	171.2%	N/M
Loans
Commercial	789,922	785,143	774,059	747,292	709,341	0.6%	11.4%
Real estate — construction	172,737	151,432	155,495	125,732	107,867	14.1%	60.1%
Real estate — commercial	726,397	706,409	684,931	676,679	647,126	2.8%	12.2%
Real estate — residential	519,790	539,332	556,255	580,005	604,213	(3.6%)	(14.0%)
Installment	126,623	138,895	149,881	162,506	180,116	(8.8%)	(29.7%)
Home equity	254,200	250,888	245,853	235,734	228,660	1.3%	11.2%
Credit card	25,528	26,610	24,904	24,488	23,678	(4.1%)	7.8%
Lease financing	258	378	500	608	732	(31.7%)	(64.8%)

Total loans	2,615,455	2,599,087	2,591,878	2,553,044	2,501,733	0.6%	4.5%
Less
Allowance for loan and lease losses	29,718	29,057	29,136	28,060	27,407	2.3%	8.4%

Net loans	2,585,737	2,570,030	2,562,742	2,524,984	2,474,326	0.6%	4.5%
Premises and equipment	78,585	78,994	78,214	79,079	79,553	(0.5%)	(1.2%)
Goodwill	28,261	28,261	28,261	28,261	28,261	0.0%	0.0%
Other intangibles	659	698	828	1,003	1,195	(5.6%)	(44.9%)
Accrued interest and other assets	132,054	130,068	141,890	143,277	129,991	1.5%	1.6%

Total Assets	$3,323,265	$3,369,316	$3,329,156	$3,272,667	$3,327,988	(1.4%)	(0.1%)

LIABILITIES
Deposits
Interest-bearing	$610,154	$603,870	$611,764	$594,788	$627,996	1.0%	(2.8%)
Savings	617,059	596,636	595,664	588,229	564,340	3.4%	9.3%
Time	1,206,750	1,227,954	1,253,383	1,211,182	1,218,823	(1.7%)	(1.0%)

Total interest-bearing deposits	2,433,963	2,428,460	2,460,811	2,394,199	2,411,159	0.2%	0.9%
Noninterest-bearing	405,015	465,731	389,070	399,260	420,521	(13.0%)	(3.7%)

Total deposits	2,838,978	2,894,191	2,849,881	2,793,459	2,831,680	(1.9%)	0.3%
Short-term borrowings
Federal funds purchased and securities sold under agreements to repurchase	27,320	26,289	26,749	31,700	39,998	3.9%	(31.7%)
Federal Home Loan Bank	6,500	0	0	0	0	N/M	N/M
Other	53,000	72,000	74,500	52,500	52,246	(26.4%)	1.4%

Total short-term borrowings	86,820	98,289	101,249	84,200	92,244	(11.7%)	(5.9%)
Federal Home Loan Bank long-term debt	42,380	45,896	55,317	59,021	60,298	(7.7%)	(29.7%)
Other long-term debt	20,620	20,620	20,620	30,930	30,930	0.0%	(33.3%)
Accrued interest and other liabilities	56,698	33,737	30,386	25,831	28,481	68.1%	99.1%

Total Liabilities	3,045,496	3,092,733	3,057,453	2,993,441	3,043,633	(1.5%)	0.1%

SHAREHOLDERS’ EQUITY
Common stock	389,986	391,962	391,355	390,545	393,091	(0.5%)	(0.8%)
Retained earnings	79,818	82,093	77,745	75,444	73,505	(2.8%)	8.6%
Accumulated other comprehensive loss	(3,800)	(7,127)	(7,569)	(16,168)	(13,121)	(46.7%)	(71.0%)
Treasury stock, at cost	(188,235)	(190,345)	(189,828)	(170,595)	(169,120)	(1.1%)	11.3%

Total Shareholders’ Equity	277,769	276,583	271,703	279,226	284,355	0.4%	(2.3%)

Total Liabilities and Shareholders’ Equity	$3,323,265	$3,369,316	$3,329,156	$3,272,667	$3,327,988	(1.4%)	(0.1%)

N/M = Not meaningful.

FIRST FINANCIAL BANCORP.
AVERAGE CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands)
(Unaudited)

	Quarterly Averages
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2008	2007	2007	2007	2007
ASSETS
Cash and due from banks	$86,879	$84,771	$85,576	$94,541	$94,384
Federal funds sold	65,799	106,922	81,669	93,986	134,635
Investment securities	345,303	350,346	349,686	364,050	367,407
Loans held for sale	3,122	3,689	2,245	162	6,793
Loans
Commercial	781,358	776,286	766,028	733,936	685,585
Real estate — construction	162,008	154,208	139,291	118,425	100,192
Real estate — commercial	708,779	693,038	681,920	657,959	637,642
Real estate — residential	530,567	542,204	566,618	592,811	616,892
Installment	132,876	145,787	155,478	170,748	189,397
Home equity	251,706	248,071	239,585	231,982	229,112
Credit card	25,745	25,271	24,586	23,944	23,809
Lease financing	322	431	557	671	830

Total loans	2,593,361	2,585,296	2,574,063	2,530,476	2,483,459
Less
Allowance for loan and lease losses	28,860	29,503	28,278	27,482	27,770

Net loans	2,564,501	2,555,793	2,545,785	2,502,994	2,455,689
Premises and equipment	78,969	78,992	79,102	79,491	79,819
Goodwill	28,261	28,261	28,261	28,261	28,261
Other intangibles	680	749	915	1,096	5,464
Accrued interest and other assets	125,149	129,305	136,561	127,175	126,894

Total Assets	$3,298,663	$3,338,828	$3,309,800	$3,291,756	$3,299,346

LIABILITIES
Deposits
Interest-bearing	$623,206	$607,009	$632,890	$606,320	$646,548
Savings	610,449	604,063	586,065	578,357	545,101
Time	1,219,373	1,250,392	1,231,875	1,219,242	1,215,264

Total interest-bearing deposits	2,453,028	2,461,464	2,450,830	2,403,919	2,406,913
Noninterest-bearing	379,240	399,304	385,653	405,179	401,698

Total deposits	2,832,268	2,860,768	2,836,483	2,809,098	2,808,611
Short-term borrowings
Federal funds purchased and securities sold under agreements to repurchase	26,261	28,952	29,385	34,280	46,397
Federal Home Loan Bank	614	0	0	0	0
Other	66,154	77,772	58,914	52,849	42,136

Total short-term borrowings	93,029	106,724	88,299	87,129	88,533
Federal Home Loan Bank long-term debt	44,250	50,532	57,860	59,413	62,150
Other long-term debt	20,620	20,620	30,369	30,930	30,930

Total borrowed funds	157,899	177,876	176,528	177,472	181,613
Accrued interest and other liabilities	31,681	23,915	20,606	22,832	22,669

Total Liabilities	3,021,848	3,062,559	3,033,617	3,009,402	3,012,893

SHAREHOLDERS’ EQUITY
Common stock	391,079	391,606	390,898	391,536	392,908
Retained earnings	79,951	81,615	77,428	74,049	74,497
Accumulated other comprehensive loss	(4,977)	(6,670)	(15,097)	(13,739)	(13,725)
Treasury stock, at cost	(189,238)	(190,282)	(177,046)	(169,492)	(167,227)

Total Shareholders’ Equity	276,815	276,269	276,183	282,354	286,453

Total Liabilities and Shareholders’ Equity	$3,298,663	$3,338,828	$3,309,800	$3,291,756	$3,299,346

FIRST FINANCIAL BANCORP.
NET INTEREST MARGIN RATE/VOLUME ANALYSIS(1)
(Dollars in thousands)
(Unaudited)

	Quarterly Averages
	Mar. 31, 2008		Dec. 31, 2007		Mar. 31, 2007		Linked Qtr. Income Variance			Comparable Qtr. Income Variance
	Balance	Yield	Balance	Yield	Balance	Yield	Rate	Volume	Total	Rate	Volume	Total
Earning assets
Investment securities	$343,553	5.03%	$350,346	5.10%	$367,407	5.30%	$(54)	$(134)	$(188)	$(239)	$(249)	$(488)
Federal funds sold	65,799	3.44%	106,922	4.54%	134,635	5.29%	(296)	(363)	(659)	(613)	(578)	(1,191)
Gross loans (2)	2,596,483	6.60%	2,588,985	7.00%	2,490,252	7.34%	(2,643)	(345)	(2,988)	(4,541)	2,198	(2,343)

Total earning assets	3,005,835	6.35%	3,046,253	6.70%	2,992,294	7.00%	(2,993)	(842)	(3,835)	(5,393)	1,371	(4,022)

Nonearning assets
Allowance for loan and lease losses	(28,860)		(29,503)		(27,770)
Cash and due from banks	86,879		84,771		94,384
Accrued interest and other assets	234,809		237,307		240,438

Total assets	$3,298,663		$3,338,828		$3,299,346

Interest-bearing liabilities
Total interest-bearing deposits	$2,453,028	2.90%	$2,461,464	3.26%	$2,406,913	3.20%	$(2,242)	$(257)	$(2,499)	$(1,795)	$525	$(1,270)
Borrowed funds
Short-term borrowings	93,029	3.41%	106,724	4.50%	88,533	4.56%	(292)	(127)	(419)	(251)	47	(204)
Federal Home Loan Bank long-term debt	44,250	3.68%	50,532	3.66%	62,150	3.65%	3	(63)	(60)	5	(158)	(153)
Other long-term debt	20,620	8.01%	20,620	8.45%	30,930	8.56%	(22)	(5)	(27)	(42)	(199)	(242)

Total borrowed funds	157,899	4.09%	177,876	4.72%	181,613	4.93%	(311)	(195)	(506)	(288)	(310)	(598)

Total interest-bearing liabilities	2,610,927	2.97%	2,639,340	3.36%	2,588,526	3.32%	(2,553)	(452)	(3,005)	(2,083)	215	(1,868)

Noninterest-bearing liabilities
Noninterest-bearing demand deposits	379,240		399,304		401,698
Other liabilities	31,681		23,915		22,669
Shareholders’ equity	276,815		276,269		286,453

Total liabilities & shareholders’ equity	$3,298,663		$3,338,828		$3,299,346

Net interest income (1)	$28,249		$29,079		$30,403		$(440)	$(390)	$(830)	$(3,310)	$1,156	$(2,154)

Net interest spread (1)		3.38%		3.34%		3.68%

Net interest margin (1)		3.78%		3.79%		4.12%

(1) Not tax equivalent.
(2) Loans held for sale and nonaccrual loans are both included in gross loans.

FIRST FINANCIAL BANCORP.
CREDIT QUALITY
(Dollars in thousands)
(Unaudited)

	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2008	2007	2007	2007	2007
ALLOWANCE FOR LOAN AND LEASE LOSS ACTIVITY
Balance at beginning of period	$29,057	$29,136	$28,060	$27,407	$27,386
Provision for loan and lease losses	3,223	1,640	2,558	2,098	1,356
Gross charge-offs
Commercial	545	1,433	1,008	920	746
Real estate — commercial	806	465	76	176	146
Real estate — residential	39	33	49	57	116
Installment	564	522	471	604	741
Home equity	651	285	189	149	139
All other	498	304	304	224	265

Total gross charge-offs	3,103	3,042	2,097	2,130	2,153
Recoveries
Commercial	144	342	145	246	269
Real estate — commercial	3	632	124	48	58
Real estate — residential	11	3	25	10	18
Installment	315	242	263	288	346
Home equity	0	19	12	25	76
All other	68	85	46	68	51

Total recoveries	541	1,323	615	685	818

Total net charge-offs	2,562	1,719	1,482	1,445	1,335

Ending allowance for loan and lease losses	$29,718	$29,057	$29,136	$28,060	$27,407

NET CHARGE-OFFS TO AVERAGE LOANS AND LEASES (ANNUALIZED)
Commercial	0.21%	0.56%	0.45%	0.37%	0.28%
Real estate — commercial	0.46%	(0.10%)	(0.03%)	0.08%	0.06%
Real estate — residential	0.02%	0.02%	0.02%	0.03%	0.06%
Installment	0.75%	0.76%	0.53%	0.74%	0.85%
Home equity	1.04%	0.43%	0.29%	0.21%	0.11%
All other	0.92%	0.48%	0.62%	0.44%	0.70%

Total net charge-offs	0.40%	0.26%	0.23%	0.23%	0.22%

COMPONENTS OF NONPERFORMING LOANS, NONPERFORMING ASSETS, AND UNDERPERFORMING ASSETS
Nonaccrual loans Commercial	$3,952	$2,677	$3,782	$6,812	$2,529
Real estate — commercial	4,415	5,965	5,343	4,140	4,947
Real estate — residential	4,529	3,063	2,147	1,694	1,311
Installment	544	734	745	681	920
Home equity	1,221	1,662	1,117	1,048	1,038
All other	30	12	8	21	20

Total nonaccrual loans	14,691	14,113	13,142	14,396	10,765
Restructured loans	562	567	574	581	588

Total nonperforming loans	15,253	14,680	13,716	14,977	11,353
Other real estate owned (OREO)	2,368	2,636	3,124	2,023	2,672

Total nonperforming assets	17,621	17,316	16,840	17,000	14,025
Accruing loans past due 90 days or more	372	313	222	165	81

Total underperforming assets	$17,993	$17,629	$17,062	$17,165	$14,106

Total classified assets	$55,302	$49,372	$53,997	$49,263	$50,364

CREDIT QUALITY RATIOS
Allowance for loan and lease losses to
Nonaccrual loans	202.29%	205.89%	221.70%	194.92%	254.59%
Nonperforming loans	194.83%	197.94%	212.42%	187.35%	241.41%
Total ending loans	1.14%	1.12%	1.12%	1.10%	1.10%
Nonperforming loans to total loans	0.58%	0.56%	0.53%	0.59%	0.45%
Nonperforming assets to
Ending loans, plus OREO	0.67%	0.67%	0.65%	0.67%	0.56%
Total assets	0.53%	0.51%	0.51%	0.52%	0.42%

FIRST FINANCIAL BANCORP.
CAPITAL ADEQUACY
(Dollars in thousands)
(Unaudited)

	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2008	2007	2007	2007	2007
PER COMMON SHARE
Market Price
High	$13.81	$13.89	$15.12	$15.72	$16.76
Low	$10.19	$10.12	$10.76	$14.43	$14.83
Close	$13.45	$11.40	$12.78	$14.99	$15.11

Average shares outstanding — basic	37,066,754	37,370,618	38,383,228	38,965,409	39,121,105
Average shares outstanding — diluted	37,431,918	37,370,650	38,383,228	38,967,061	39,135,637
Ending shares outstanding	37,488,229	37,367,808	37,405,433	38,883,083	39,001,843

REGULATORY CAPITAL	Preliminary
Tier 1 Capital	$272,600	$274,046	$269,961	$295,996	$298,020
Tier 1 Ratio	10.20%	10.29%	10.18%	11.13%	11.57%
Total Capital	$302,318	$303,103	$299,097	$324,056	$325,550
Total Capital Ratio	11.31%	11.38%	11.27%	12.18%	12.64%
Total Capital in excess of minimum requirement	$88,539	$90,062	$86,857	$111,263	$119,533
Total Risk-Adjusted Assets	$2,672,242	$2,663,007	$2,652,999	$2,659,915	$2,575,218
Leverage Ratio	8.32%	8.26%	8.21%	9.04%	9.08%

OTHER CAPITAL RATIOS
Ending shareholders’ equity to ending assets	8.36%	8.21%	8.16%	8.53%	8.54%
Ending tangible shareholders’ equity to ending tangible assets	7.55%	7.41%	7.35%	7.71%	7.73%
Average shareholders’ equity to average assets	8.39%	8.27%	8.34%	8.58%	8.68%
Average tangible shareholders’ equity to average tangible assets	7.58%	7.47%	7.53%	7.76%	7.86%

REPURCHASE PROGRAM (1)
Shares repurchased	0	34,300	1,469,700	252,000	244,000
Average share repurchase price	$0.00	$13.52	$13.00	$15.07	$16.11
Total cost of shares repurchased	$0	$464	$19,105	$3,797	$3,931
(1) Represents share repurchases as part of publicly announced plans.